Exhibit 23.1

We consent to the use in this Form 8-K Item 2.01 of our report dated October 27, 2006, except for Note 8 as to which the date is October 30, 2006, relating to the financial statements of Amish Pasta Company, Inc.

Kelly & Company

Kelly & Company
Costa Mesa, California
October 30, 2006